EXHIBIT 10.4
OPTION
TO PURCHASE REAL ESTATE
     Dennis L. Hullman and Cheryl A. Hullman, husband and wife, GRANTOR, whether one or more, for valuable consideration, hereby give and grant unto NEK-SEN Energy, LLC, GRANTEE, the option to purchase the following described real estate situated in Richardson County, Nebraska:
That part of the Northwest Quarter of the Northwest Quarter (NW1/4 NW1/4) lying North of the CB&O Railroad Right of Way in Section 17, Township 1 North, Range 16 East of the 6th P.M., Richardson County, Nebraska, containing 4.5 acres more or less;
SUBJECT to the rights of owners of severed mineral interest shown of record;
and,
The South 20.5 acres more or less of the W1/2 SW1/4, Section 8, Township 1 North, Range 16, East of the 6th P.M., Richardson County, Nebraska;
on the following terms and conditions:
     1. Term. GRANTEE has paid to GRANTOR the sum of $1,000.00, the receipt of which is hereby acknowledged for an option to purchase the above real estate until August 31, 2007. The option payments shall be credited against the purchase price if the option is exercised.
     2. Exercise of Option. GRANTEE shall exercise the option by giving GRANTOR written notice of its intent to purchase to Grantor, no later than August 31, 2007. Closing shall be within 60 days of the exercise of the option but not later than October 31, 2007 unless otherwise agreed to by the parties in writing.
     3. Purchase Price. The purchase price shall be the sum of $7,500.00 per acre as surveyed. GRANTEE shall pay the balance of the purchase price, less credits for all option payments to GRANTOR at closing, concurrently with delivery of the deed of conveyance from GRANTOR to GRANTEE.
     4. Survey. GRANTEE shall at its expense have the property surveyed prior to the exercise of the option and such
NEK-SEN Energy, LLC Option to Purchase Real Estate: 1

surveyed description shall be substituted for the above description of the real estate. Total purchase price shall be based upon the acres shown on said survey.
     5. Conveyance. GRANTOR shall convey the real estate with marketable title to GRANTEE by good and sufficient warranty deed, subject to existing roads and existing easements and rights of way of record and visible easements. Grantee shall pay the cost of title work and deed preparation. GRANTOR shall pay the cost of any document transfer tax. GRANTEE shall pay the cost of recording the Deed.
     6. Possession. GRANTEE shall receive possession of the subject premises from GRANTOR effective at closing.
     7. Taxes and Crop Expenses. GRANTOR shall pay all real estate taxes assessed for the year immediately prior to the date of closing of the option and all prior years. The GRANTEE shall pay all of real estate taxes on the optioned portion of the property for the year in which the closing occurs unless closing is after Grantor received the crop or arrangements are made for Grantor to receive the crop in which case Grantor shall pay the real estate taxes for that year. If closing is at a time during the year such that GRANTOR has incurred expenses for the crop, but has not received its crop at the time of closing, GRANTEE shall reimburse GRANTOR for all such expenses, and shall pay all real estate taxes for the year in which closing occurs. Cost shall be reimbursed at actual expense paid per acre on said land plus cost for field work per acre based on the most recent edition of Nebraska Farm Custom Rates published by the University of Nebraska Cooperative extension service.
     8. Title. GRANTEE shall obtain title insurance on the real estate at its expense. If GRANTOR is unable to provide marketable title within a reasonable time GRANTEE may elect to accept title in the condition it is in or cancel the contract and receive a complete refund of all option payments made.
     9. Failure of Option. Failure of GRANTEE to give notice of exercising option to purchase shall result in all payments made being retained by GRANTOR and all terms of this option regarding future obligations of GRANTOR will expire under the terms of this option.
     10. No Encumbrance. GRANTEE will not encumber the land in anyway, so long as title is in the GRANTOR.
NEK-SEN Energy, LLC Option to Purchase Real Estate: 2
     11. Notices. Any notice required hereunder shall be given to the parties hereto as follows:

(a) To GRANTOR:	Dennis L. Hullman and Cheryl A. Hullman
2003 Lane Street
Falls City, Nebraska 68355
NEK-SEN Energy, LLC Option to Purchase Real Estate: 3

(b) To GRANTEE:	NEK-SEN Energy, LLC
Gary Edelman
R.R. 4, Box 20
Sabetha, Kansas 66534
Either party may change the address for notice by written notice to the other party under the provisions of this paragraph, and thereafter such amended address shall apply to any notices hereunder.
     12. Access to Grantee During Option Period. GRANTOR hereby grants to GRANTEE, its agents, representatives, contractors, and assigns access to the option property and so much of GRANTOR’s adjoining property as is reasonably necessary during the option period for the purposes of conducting surveys, soil borings and testing, test wells, engineering and architectural studies, environmental studies, and any other test or study as may be needed by GRANTEE to determine whether the site is suitable for the intended use. GRANTEE shall pay to GRANTOR reasonable damages to any growing crops caused by such actions for the benefit of GRANTEE.
     13. CRP Program Reimbursement. A portion of the real estate to be conveyed by GRANTOR to GRANTEE is presently in the Conservation Reserve Program. GRANTEE agrees to pay the U.S. Department of Agriculture the sum needed to buy out such real estate from the Conservation Reserve Program and to hold GRANTOR harmless for the same.
     14. Benefit. This option shall benefit and bind the parties hereto, their respective heirs, personal representative and assigns. This option is assignable.
     Executed this 17 day of April, 2006.

NEK-SEN Energy, LLC

/s/ Dennis L. Hullman	By:	/s/ Gary Edelman
Dennis L. Hullman, Grantor	Title: President

/s/ Cheryl A. Hullman

Cheryl A. Hullman, Grantor
NEK-SEN Energy, LLC Option to Purchase Real Estate: 4

STATE OF NEBRASKA	)
) ss
COUNTY OF RICHARDSON	)
     The foregoing instrument was acknowledged before me on April 18, 2006, by Dennis L. Hullman and Cheryl A. Hullman, husband and wife, Grantor.

[Notary Seal]
GENERAL NOTARY — State of Nebraska
RUTH E. RANNEBECK
My Comm. Expires May 29, 2006	/s/ Ruth E. Rannebeck Notary Public
My Commission Expires:
29 May 2006
STATE OF KANSAS                )
                                                    ) ss
COUNTY OF NEMAHA           )
     The foregoing instrument was acknowledged before me on April 17, 2006, by Gary Edelman, President of NEK-SEN Energy, LLC.

[Notary Seal]
NOTARY PUBLIC — State of Kansas
GERALD L. HOWARD
My Appt. Exp. 5 Apr. 2010	/s/ Gerald L. Howard Notary Public
My Commission Expires:

5 Apr 2010
NEK-SEN Energy, LLC Option to Purchase Real Estate: 5